SUPPLEMENT NO. 1	FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED February 6, 2024	Registration File No. 333-275625

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

2024 Class A Debt Certificates

$200,000,000

This Supplement No. 1 for the 2024 Class A Debt Certificates Prospectus dated February 6, 2024 (the “Prospectus”), supplements, updates, and includes information which forms a part of our registration statement on Form S-1 (No. 333-275625). The purpose of this Supplement No. 1 (the “Supplement”) is to disclose an update to Exhibit D, form of Retail Purchase Application, which starts on page D-1 of the Prospectus and ends on page D-5 of the Prospectus. This update replaces those pages disclosed in the Prospectus.

This Supplement should be read in conjunction with the Prospectus. The Prospectus is not complete without this Supplement and the Supplement should not be used other than with the Prospectus. All capitalized terms used in this Supplement shall have the same meaning as defined in the Prospectus.

INVESTING IN THESE CERTIFICATES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” beginning on page 28 OF THE pROSPECTUS FOR MORE INFORMATION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is February 23, 2024.

Supplement No 1 to the Prospectus Dated February 6, 2024 Page 1 of 5

In the Prospectus, beginning with the header at top of page D-1 titled “EXHIBIT D: SPECIMEN” through the end of page D-6, please insert the following updates, which will be effective for the purchase of a Certificate on or after the date of this Supplement and will replace and supersede the information previously included under those sections located on pages D-1 through D-6 of the Prospectus.

Supplement No 1 to the Prospectus Dated February 6, 2024 Page 2 of 5

# MINISTRY PARTNERS INVESTMENT COMPANY, LLC
# PURCHASE APPLICATION
# (for natural persons)
# 2024 CLASS A DEBT CERTIFICATES

**This Purchase Application ("Application") constitutes your offer, as a natural person and Purchaser, to purchase the 2024 Class A Debt Certificates(s) you identify in Section IV, more particularly as described in the Prospectus dated February 6, 2024, as amended and supplemented (the "Prospectus"). Unless otherwise expressly stated, the capitalized terms used in this Application have the respective meanings set forth in the Prospectus.**

This Application is subject to the following terms and conditions.

***PAYMENT.*** This Application must be accompanied by payment in full for the total amount of Certificates purchased stated in Section IV below. Unless otherwise preauthorized, payment must be made by check payable to "Ministry Partners Investment Company, LLC" or via wire transfer.

***SUITABILITY REQUIREMENTS. We will not accept this Application unless you represent to us that you satisfy one of the minimum suitability requirements below by initialing on the appropriate line. For the purposes of the following requirements, "net worth" means the estimated fair market value of your assets, excluding your personal residence. We and our managing broker dealer firm , Ministry Partners Securities, LLC, and your registered representative of a registered investment adviser that may participate in this offering as a selling agent will be responsible for determining if the Certificate purchasers meet the suitability standards required by applicable federal, state and regulatory standards required for firms that are selling the Certificates.***

______ Initial — Your investment in the Certificate(s) does not exceed ten percent (10%) of your net worth and you have either (i) a minimum annual gross income of at least $40,000 and a net worth of $40,000, <u>or</u> (ii) a net worth of at least $70,000; OR

______ Initial — Your investment in the Certificate(s) does not exceed twenty percent (20%) of your net worth and you have either (i) a minimum annual gross income of at least $70,000 and a net worth of $70,000, <u>or</u> (ii) a net worth of at least $250,000

Your broker or financial advisor will ask you for information to determine your ability to meet these suitability standards. You must verify that you have reviewed these suitability standards and that you meet the above-stated suitability standards.

We may, however, waive this concentration requirement for an investor who possesses sufficient means or sophistication, either alone or with the advice of a qualified financial advisor, to understand and tolerate the risks inherent in a concentrated investment in the Certificates, provided they acknowledge in writing their understanding of the concentration and illiquidity risks posed by their investment.

***<u>ACCEPTANCE</u>*****.** We may accept or reject your offer in this Application, in our sole and absolute discretion. In the event we reject this Application, we will promptly return your payment to you, without interest or reduction. If we accept this Application, we will open an account in our records (your "**Account**") in your name and you will become the holder of the Certificate(s) as of the date we accept this Application.

**As required by the USA PATRIOT ACT, IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. <u>What this means for you</u>: When you purchase a Certificate, we will ask for your name, address, date of birth and other information that will allow us to identify you.**

***Deliver this Purchase Application to your financial representative or, if sold by the managing broker dealer, to your securities broker dealer representative , who is to deliver it on your behalf to:***

**MINISTRY PARTNERS INVESTMENT COMPANY, LLC**
**915 West Imperial Highway, Suite 120**
**Brea, CA 92821**

**MINISTRY PARTNERS INVESTMENT COMPANY, LLC IS OWNED BY CREDIT UNIONS. SECURITIES PRODUCTS OFFERED BY MINISTRY PARTNERS INVESTMENT COMPANY, LLC ARE NOT DEPOSITS OF, OBLIGATIONS OF, OR GUARANTEED BY ANY CREDIT UNION OR OTHER PERSON. THEY ARE NOT INSURED OR GUARANTEED BY THE NCUSIF OR ANY OTHER GOVERNMENT AGENCY OR PRIVATE INSURER. THESE PRODUCTS INVOLVE INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL**

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## I. Registration Type *(Only one Note registration type per purchase application)*

☐ **Individual** ☐ **Individual Transfer on Death (TOD form required)**

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☐ **Joint Tenant** *Tenancy Clause (select one):* *Are the tenants married to each other?* Yes ☐ No ☐

○ W/Right of Survivorship ○ Community Property ○ In Common ○ Community Property w/ Right of Survivorship

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☐ **Trust*** *Is the trustee also the grantor of the trust?* Yes ☐ *No ☐

Trust Name ____________ Date Established ____________ Tax ID Number ____________

Number of Trustees ________ ***Can Trustees act independently?*** ☐ Yes ☐ No

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☐ **Uniform Transfer to Minor Act (UTMA)** ☐ **Uniform Gift to Minor Act (UGMA)** *Note: Enter minor's information in Section II and Custodian's contact information in Section III.*

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**Retirement:** ☐ Traditional IRA ☐ ROTH IRA ☐ SEP IRA ☐ Simple IRA ☐ Beneficial IRA ☐ Beneficial ROTH

Custodian account number ____________ Name of Custodian ____________

Phone number ____________ Mailing Address ____________

* *The applicant may be asked to furnish additional information when determining whether a retail or commercial application should be completed.*

## II. Purchaser Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. Suffix ☐ Sr. ☐ Jr.

Name (include title if applicable) ____________

Mailing Address (***If your mailing address is a PO Box please provide a physical address below)***

Physical Address, City, State, Zip ____________

Home Phone ____________ Cell Phone ____________ Work Phone ____________ E-mail Address ____________

### USA PATRIOT Act Information (Required by Federal Law)

Date of Birth ____________ Social Security ____________ Country of Citizenship ____________

ID Type ____________ ID No. ____________ Issue Date ____________ Expiration Date ____________ Issuing Entity/State/Country ____________

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## III. Additional Purchaser Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. Suffix ☐ Sr. ☐ Jr.

Name (include title if applicable)

Mailing Address (***If your mailing address is a PO Box please provide a physical address below)***

Physical Address, City, State, Zip

Home Phone | Cell Phone | Work Phone | E-mail Address

**USA PATRIOT Act Information (Required by Federal Law)**

Date of Birth | Social Security | Country of Citizenship

ID Type | ID No. | Issue Date | Expiration Date | Issuing Entity/State/Country

## IV. Additional Purchaser Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. Suffix ☐ Sr. ☐ Jr.

Name (include title if applicable)

Mailing Address (***If your mailing address is a PO Box please provide a physical address below)***

Physical Address, City, State, Zip

Home Phone | Cell Phone | Work Phone | E-mail Address

**USA PATRIOT Act Information (Required by Federal Law)**

Date of Birth | Social Security | Country of Citizenship

ID Type | ID No. | Issue Date | Expiration Date | Issuing Entity/State/Country

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## V. Purchase

**Fixed Series**

| Category | Amount Purchased | Maturity (Term) | Interest Rate | Interest Payment Option |
|---|---|---|---|---|
| Fixed ______ | ____________ | ____ months | ________ % | ____________ |
| Fixed ______ | ____________ | ____ months | ________ % | ____________ |
| Fixed ______ | ____________ | ____ months | ________ % | ____________ |
| Fixed ______ | ____________ | ____ months | ________ % | ____________ |
| Fixed ______ | ____________ | ____ months | ________ % | ____________ |
| Fixed ______ | ____________ | ____ months | ________ % | ____________ |
| Fixed Series Total | ____________ | | | |

**Variable Series**

| Category | Amount Purchased | Maturity (Term) | Interest Rate | Interest Payment Option |
|---|---|---|---|---|
| Variable ______ | ____________ | 36 Months | ________ % | ____________ |
| Variable ______ | ____________ | 36 Months | ________ % | ____________ |
| Variable ______ | ____________ | 36 Months | ________ % | ____________ |
| Variable ______ | ____________ | 36 Months | ________ % | ____________ |
| Variable Series Total | ____________ | | | |

**Total Purchase:** $ ____________

***Make check payable to "Ministry Partners Investment Company, LLC"***

**Note:** We will pay no AUM Fees
If no option is selected all principal and interest payments will be mailed to the address of record.
If no option is selected, interest will be paid monthly.

## VI. Certain Acknowledgments, Representations and Agreements

You acknowledge and agree to each of the following:

(a) The information, acknowledgments and representations you provide to us in this Application, and may otherwise provide to us in writing, are true and correct as of the date of this Application and, should any material information you provide us change after the date of this Application, you will promptly provide us with the updated information.

(b) We will rely on the information, acknowledgments, representations and agreements in this Application in making a determination as to whether to accept you as a Purchaser in the Certificate(s). To the best of your information and belief the above information you supply us is true and correct in all respects. You agree that your representations will survive our acceptance of this Application.

(c) You have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the prospective investment in the Certificate(s).

(d) You have received a copy of the Prospectus and you have had the opportunity to review the Prospectus, which includes, among other things, a description of the Company, its business, its most recent year end and quarterly financial statements, and the material risks involved in the Company's business.

(e) You acknowledge that it may not be possible to liquidate, sell or redeem the Certificate(s) in case of emergency. You are purchasing the Certificate(s) with the understanding and intent to hold the Certificate(s) until they are due and payable in accordance with their terms.

(f) You have determined that you are capable of bearing the economic risks of this investment, including the loss of your entire investment in the Certificate(s).

(g) You have the means of providing for your current financial needs and contingencies and have no need for liquidity in this investment.

(h) You represent that your MPS Registered Representative reviewed other fixed income options that are similar in terms, duration, and yield. You are willingly choosing the MPIC fixed income notes instead of the alternatives due to the MPIC notes' missional purpose, desirable yield, and lack of fluctuation in nominal value.

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## IX. Broker Dealer/RIA Financial Advisor Information

Financial representative

The undersigned confirms on behalf of the managing broker-dealer, or registered investment advisor that that it (i) is registered and/or properly licensed in the state in which the sale of Debt Certificates to the investor executing this Purchase Application has been made; (ii) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) has discussed such investor's prospective purchase of Debt Certificates with such investor; (iv) has advised such investor or all pertinent facts with regard to the fundamental risks of the investment; (v) has delivered a current Prospectus and related supplements, if any, to such investor; (vi) has reasonable grounds to believe that the purchase of Debt Certificates is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor's suitability for a period of six years, that such investor meets the suitability standards of such an investment and that such investor has an understanding of the fundamental risks of the investment; and (viii) the purchase of the Debt Certificates is in the best interests of the investor. The undersigned financial representative or registered representative further represents and certifies that in connection with this Application to purchase Debt Certificates, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing anti-money laundering program and customer identification program.

Broker Dealer or RIA Firm Name

CRD number

Financial Representative of RIA or representative of the BD Firm

CRD number

Mailing Address

E-mail Address

Phone Number

Financial Representative of RIA or representative of the BD Signature

Date

Principal Signature (if applicable)

Date

2/2024

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